Mail Stop 6010

      August 23, 2005



Mr. Roland PudeIko
Executive Director, Chief Executive Officer and President
Dialog Semiconductor PLC.
Building 15 and 5C
Neue Strasse 95
D-73230 Kirchheim/Teck-Nabern, Germany


	RE:	Dialog Semiconductor PLC
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005

Dear Mr. PudeIko:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant